Exhibit 99.1

RLI ANNOUNCES hurricane Beryl and HURRICANE Helene LOSS ESTIMATES

PEORIA, ILLINOIS, October 7, 2024 -- RLI Corp. (NYSE: RLI) – RLI Corp. (RLI) announced today an estimated range of pretax net catastrophe losses from Hurricanes Beryl and Helene of $35 to $40 million, to be reflected in the third quarter of 2024. This range is net of reinsurance recoverables and is subject to change due to the complexity of the claims and preliminary nature of the information currently available.

“Our thoughts are with everyone impacted by these devastating storms,” RLI Corp. President & CEO Craig Kliethermes. “Following these events, our claim team has responded rapidly to assess the widespread damage and is helping affected policyholders recover as quickly as possible. We remain dedicated to providing superior support to our customers.”

RLI Corp. will release its third quarter 2024 earnings after market close on Monday, October 21, 2024. The company will hold its quarterly conference call to discuss third quarter results on Tuesday, October 22, 2024, at 10 a.m. CDT.

This news release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about our catastrophe losses resulting from Hurricanes Beryl and Helene. As noted above, loss estimates are subject to change due to the complexity of the claims and preliminary nature of the information currently available. In addition, various risk factors that could affect our future results are listed in RLI’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2023.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 49 consecutive years and delivered underwriting profits for 28 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

###